Exhibit 99.1

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD

AMELIA, OHIO 45102-2607

(513) 943-7100

P.O BOX 1256

CINCINNATI, OHIO 45201

For Immediate Release	July 19, 2007

Contact:

W. Todd Gray, Executive Vice President and CFO

(513) 943-7100

The Midland Company Reports Record Second Quarter Results

➢         Record Net Income of $1.25 Per Share

➢         Double Digit Property and Casualty Premium Growth

➢         Solid Non-Catastrophe Underwriting and Favorable Weather Patterns Contribute

➢         Raises Full Year Guidance

Cincinnati, Ohio, July 19, 2007 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today reported record results for the second quarter ended June 30, 2007. Net income for the quarter was a record $25.0 million, or $1.25 per share, which compares to last year’s second quarter net income of $9.8 million, or 50 cents per share. All per share amounts are on an after-tax, diluted basis.

Net income before realized capital gains* was also a record $21.3 million, or $1.07 per share, for the second quarter, compared to the year ago level of $8.5 million, or 44 cents per share. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

John W. Hayden, Midland president and chief executive officer said, “We are very pleased to once again deliver record setting profit results while growing top line premium at a double digit pace. We continue to effectively leverage our company’s core strengths in extending our track record of superior profit and growth. Effective execution of our profit and growth strategies in the marketplace drives our ability to consistently produce outstanding results, and clearly demonstrates our deep and unique specialty property and casualty insurance knowledge and expertise.

“Our record setting second quarter profits are the result of solid non-catastrophe underwriting, further enhanced by very favorable weather conditions. The per share impact from catastrophes was 48 cents below last year’s second quarter and well below what we might normally expect in the second quarter,” Hayden said. Catastrophe related losses for the second quarter were 17 cents per share, compared to 65 cents per share a year ago.

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, Inc., specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle, excess and surplus lines coverages, credit life and related products, as well as collateral protection and mortgage fire products sold to financial institutions and their customers. American Modern’s products and services are offered through diverse distribution channels.

The Midland Company Reports Record Second Quarter Results

July 19, 2007

Solid Property and Casualty Underwriting Results

“We are well pleased with the underwriting results we achieved in the second quarter,” Hayden commented. American Modern’s property and casualty combined ratio (losses and expenses as a percent of earned premium) was 93.4 percent, compared with 100.1 percent a year ago. Excluding catastrophe losses, American Modern’s combined ratio was a solid 90.6 percent compared to 87.9 percent in the second quarter of 2006.

“These positive underwriting results continue to be evident across our entire specialty property and casualty insurance platform,” Hayden continued. “In particular, manufactured housing, site-built dwelling and mortgage fire all produced solid underwriting results for the quarter.” The manufactured housing combined ratio for the second quarter was a solid 95.2 percent, compared with 106.8 percent in last year’s second quarter.

“Our ability to consistently deliver outstanding profit results over time is enabled by our unique understanding of our chosen specialty product lines, and is evidenced in our underwriting, pricing and claims practices. Our adherence to a set of fundamental principles continues to serve us well and has us confident that our specialty property and casualty insurance platform is well positioned for profitable growth,” Hayden said.

Property and Casualty Premiums Grow 13.8 Percent

“We are particularly pleased to have again achieved a double digit property and casualty premium growth rate for the quarter, which makes five double-digit growth quarters in a row,” Hayden said. “For the second quarter, American Modern’s property and casualty gross written premiums grew an impressive 13.8 percent to $238.2 million. While our premium growth for the first half of 2007 has been very strong, we do expect that the growth rate will moderate somewhat for the remainder of the year.”

Hayden continued, “Exceptional growth in our mortgage fire, collateral protection and excess and surplus lines products drove our second quarter results. Additionally, we are building momentum in several of our recreational casualty product lines; motorcycle, recreational vehicle, and collector car all achieved strong growth over the prior year second quarter.” Manufactured housing premiums grew 4.0 percent to $94.1 million for the second quarter, compared to $90.5 million in last year’s second quarter.

“We continue to make significant gains in marketplace brand awareness and are sustaining very favorable policyholder retention levels, while fully leveraging our diverse distribution platform. We are keenly focused on growing premiums in all of our product lines and are confident in our ability to do so profitably,” Hayden said.

Record Six-Month Results

For the six months ended June 30, 2007, net income was a record $48.7 million, or $2.45 per share, including 27 cents of realized capital gains. This compares to prior year six month net income of $32.2 million, or $1.65 per share, which included 15 cents from realized capital gains.

American Modern’s property and casualty combined ratio was 92.4 percent compared to 94.5 percent in the prior year. Excluding the impact of catastrophe losses, American Modern’s combined ratio for the first six months of 2007 was 90.0 percent, compared to last year’s exceptional result of 86.9 percent.

American Modern’s property and casualty gross written premiums were $443.6 million for the first half of 2007, up 15.4 percent from the $384.5 million for the first six months of last year.

The Midland Company Reports Record Second Quarter Results

July 19, 2007

Investment Portfolio, Market Value Growth and Record Book Value

The market value of Midland’s investment portfolio was $1.0 billion at June 30, 2007, compared with $937.9 million at June 30, 2006. Net pre-tax investment income (excluding capital gains and losses) increased 14.9 percent to $11.7 million in the second quarter of 2007 compared to $10.2 million in 2006. The annualized pre-tax equivalent yield, on a cost basis, of Midland’s fixed income portfolio was 6.0 percent in the second quarter of 2007 compared with 5.6 percent in the comparable prior period.

After-tax realized investment gains from Midland’s investment portfolio totaled 18 cents per share in the second quarter of 2007, compared to six cents in last year’s second quarter. Pre-tax net unrealized losses on Midland’s fixed income portfolio were $5.1 million at June 30, 2007, compared to $8.3 million at June 30, 2006. Pre-tax net unrealized gains on Midland’s equity portfolio were $108.7 million at June 30, 2007, up from $89.3 million at June 30, 2006.

Midland’s shareholders’ equity increased to $614.2 million, or $31.74 per share, at quarter-end, up 18.7 percent from $510.4 million, or $26.74 per share, at June 30, 2006. The company’s book value per share has grown at a compound annual rate of 13.0 percent over the last 10 years.

Hayden noted that Midland’s common stock continues to outperform the broader equity markets and virtually every relevant index for the 5-, 10-, 15- and 20-year periods ended June 30, 2007. “We are proud of that record and believe it clearly exemplifies our fundamental value to shareholders,” he said.

M/G Transport Contributes to Strong Second Quarter

M/G Transport, Midland’s transportation subsidiary, contributed an after-tax profit of 17 cents per share for the second quarter of 2007, compared with five cents per share for the second quarter of 2006. “M/G Transport remains well positioned in the barge transportation marketplace and is efficiently managing its fleet,” Hayden said.

Superior Financial Strength, Positive Outlook for 2007, Raises Full Year Earnings Guidance

“American Modern has long been recognized as a leader in the specialty insurance business,” Hayden said. “This leadership position was confirmed by A.M. Best’s recent affirmation of the A+ (Superior) rating of our property and casualty insurance subsidiaries. This affirmation along with American Modern’s Top 50 Ward Financial Group ranking attests to our outstanding financial strength and ability to consistently deliver superior financial results over the long-term.

“As we look to the remainder of 2007, we continue to have a very positive outlook and are confident in the fundamentals driving our business results,” he continued. “While we achieved significant double digit premium growth for the first half of the year, our growth expectations for the full year are moderated somewhat by the fact that several significant business relationships were initiated during the second and third quarters of 2006, making the 2007 comparisons for quarters in the second half of the year a bit more difficult. As such, we would expect premium growth rates in the low to mid-single digits for the third and fourth quarters, resulting in a high single digit or perhaps low double-digit growth rate for the full year.

“Given the strong results that we have posted in the first half of 2007, we are raising our previously issued earnings guidance. We anticipate a property and casualty combined ratio in the range of 92.5 percent to 94.0 percent, assuming normal weather for the remainder of the year. Based on these levels of underwriting profit, we estimate our full year earnings, exclusive of net capital gains or losses; will be in the range of $3.85 to $4.15 per share. This would represent a solid double-digit percentage increase over our previous record net income before realized capital gains* of $3.31 per share established in 2006.”

The Midland Company Reports Record Second Quarter Results

July 19, 2007

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq Global Select Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

*Non-GAAP Measure and Reconciliation to GAAP Measure

Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Reconciliation to GAAP:

	Second Quarter		Six Months		Full Year
	2007	2006	2007	2006	2006
Dollars in Millions (After-tax):
Net Income Before Realized Capital Gains*	$21.3	$8.5	$43.3	$29.4	$65.1
Net Realized Capital Gains	3.7	1.3	5.4	2.8	5.6

Net Income (GAAP)	$25.0	$9.8	$48.7	$32.2	$70.7

	2007	2006	2007	2006	2006
Per Share Amounts (After-tax, Diluted):
Net Income Before Realized Capital Gains*	$1.07	$0.44	$2.18	$1.50	$3.31
Net Realized Capital Gains	0.18	0.06	0.27	0.15	0.29

Net Income (GAAP)	$1.25	$0.50	$2.45	$1.65	$3.60

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2007 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Record Second Quarter Results

July 19, 2007

THE MIDLAND COMPANY

FINANCIAL HIGHLIGHTS

	Three-Months Ended June 30,			Six-Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
Revenues	$225,691	$190,173	18.7%	$435,689	$377,105	15.5%

Net Income	$24,984	$9,805	154.8%	$48,745	$32,240	51.2%

Net Income per Share (Diluted)	$1.25	$0.50	150.0%	$2.45	$1.65	48.5%

Dividends Declared per Share	$0.10000	$0.06125	63.3%	$0.20000	$0.12250	63.3%

Market Value per Share	$46.94	$37.98	23.6%	$46.94	$37.98	23.6%

Book Value per Share	$31.74	$26.74	18.7%	$31.74	$26.74	18.7%

Shares Outstanding	19,351	19,089		19,351	19,089

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$238,234	$209,357	13.8%	$443,615	$384,465	15.4%

Net Written Premium	$206,805	$183,707	12.6%	$383,055	$336,251	13.9%

Combined Ratio (GAAP)	93.4%	100.1%		92.4%	94.5%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	90.6%	87.9%		90.0%	86.9%

AMIG’s Life Insurance Operations:
Direct and Assumed Written Premium	$16,199	$9,978	62.3%	$30,023	$19,299	55.6%

Net Written Premium	$6,538	$2,701	142.1%	$11,799	$4,849	143.3%

Combined Ratio (GAAP)	86.8%	93.6%		85.9%	96.4%

Note:

Dollar amounts in thousands except per share data.

The Midland Company Reports Record Second Quarter Results

July 19, 2007

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Insurance:
Premiums earned	$188,581	$162,273	$368,525	$321,500
Net investment income	11,747	10,224	23,173	20,504
Net realized investment gains	5,643	1,931	8,133	4,398
Other insurance income	3,348	3,286	6,695	6,463
Transportation	16,372	12,459	29,163	24,240

Total	$225,691	$190,173	$435,689	$377,105

Costs and Expenses:
Insurance:
Losses and loss adjustment expenses	85,503	$91,941	159,439	$152,839
Commissions and other policy acquisition costs	59,234	43,708	120,584	97,929
Operating and administrative expenses	32,945	29,464	63,746	58,313
Transportation operating expenses	11,102	10,996	20,092	20,468
Interest expense	1,076	1,356	2,111	2,735

Total	$189,860	$177,465	$365,972	$332,284

Income Before Federal Income Tax	35,831	12,708	69,717	44,821
Provision for Federal Income Tax	10,847	2,903	20,972	12,581

Net Income	$24,984	$9,805	$48,745	$32,240

Basic Earnings per Common Share	$1.29	$0.51	$2.53	$1.70

Diluted Earnings per Common Share:	$1.25	$0.50	$2.45	$1.65

Dividends per Common Share	$0.10000	$0.06125	$0.2000	$0.1225

Note: Dollar amounts in thousands except per share data.

Shares used for EPS calculations (000’s):

	Basic EPS	Diluted EPS
Six months ended June 30
2007	19,297	19,903
2006	19,020	19,557
Three months ended June 30
2007	19,334	19,943
2006	19,055	19,585

The Midland Company Reports Record Second Quarter Results

July 19, 2007

THE MIDLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2007	December 31, 2006
ASSETS
Cash and Marketable Securities	$1,045,340	$1,036,436
Receivables—Net	291,898	276,710
Property, Plant and Equipment—Net	132,808	118,879
Deferred Insurance Policy Acquisition Costs	106,706	99,277
Other	36,263	38,226

Total Assets	$1,613,015	$1,569,528

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$472,623	$445,324
Insurance Loss Reserves	223,652	221,639
Long-Term Debt	89,854	90,508
Short-Term Borrowings	8,426	17,937
Deferred Federal Income Tax	40,973	47,197
Other Payables and Accruals	163,337	172,177
Shareholders’ Equity	614,150	574,746

Total Liabilities and Shareholders’ Equity	$1,613,015	$1,569,528

Note: Amounts in thousands except per share data.